May 1, 2018

Jasper Frontz

Chief Compliance Officer

c/o Segall Bryant & Hamill Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:        Segall Bryant & Hamill Trust (the “Trust”)

Dear Mr. Frontz:

By our execution of this letter agreement (this “Agreement”), Segall Bryant & Hamill LLC (“Segall Bryant & Hamill”) agrees it will waive a portion of the investment advisory and/or administration fees and/or reimburse additional Trust expenses for the period commencing May 1, 2018 through April 30, 2020 so that the ratio of expenses to average net assets of the Retail Class of each portfolio of the Trust as reported in the Funds’ Financial Highlights do not exceed the amounts set forth in Attachment A. Until at least April 30, 2020, Segall Bryant & Hamill will also waive and/or reimburse the investment advisory and/or administration fees and/or reimburse Fund level “Other expenses” for each Institutional Class in the same proportion as the Retail Class waivers/reimbursements (calculated in basis points) as well as reimburse for the Institutional class-specific expenses but not to exceed a 0.25% difference between the net institutional and net retail expense ratios. If after applying the waivers/reimbursements noted above, the excess of the net Retail Class expense ratio over the net Institutional Class expense ratio is less than 15 basis points, then Segall Bryant & Hamill agrees to waive/reimburse such that the excess equals 15 basis points.

The parties acknowledge that Segall Bryant & Hamill will not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future. The parties agree to continue such waivers for the applicable Funds at least through April 30, 2020.

The names “Segall Bryant & Hamill Trust” and “Trustees of Segall Bryant & Hamill Trust” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 as amended which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of “Segall Bryant & Hamill Trust” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

SEGALL BRYANT & HAMILL, LLC

By:	/s/ Phillip L. Hildebrandt
Name:	Phillip L. Hildebrandt
Title:	Chief Executive Officer

Your signature below acknowledges

acceptance of this Agreement:

SEGALL BRYANT & HAMILL TRUST

By:	/s/ Jasper R. Frontz
Name:	Jasper R. Frontz
Title:	Treasurer and Chief Compliance Officer

Attachment A

Segall Bryant & Hamill Trust

Fee Waivers and Expense Reimbursements for the Period Ended April 30, 2020 (Retail Class unless otherwise noted)

Fund	Segall Bryant & Hamill, LLC agrees to Waive Administration Fees, Investment Advisory Fees and/or Reimburse Expenses so that the ratio of expenses to average net assets as set forth in the Financial Highlights will not exceed the following amounts until at least April 30, 2020 (as a % of average daily net assets):
Segall Bryant & Hamill Large Cap Dividend Fund	0.89%
Segall Bryant & Hamill Mid Cap Value Dividend Fund II	1.15%
Segall Bryant & Hamill Small Cap Growth Fund II - Institutional	1.15%
Segall Bryant & Hamill Small Cap Growth Fund	1.24%
Segall Bryant & Hamill Global Dividend Fund	0.99%
Segall Bryant & Hamill Mid Cap Value Dividend Fund	1.15%
Segall Bryant & Hamill Small Cap Value Dividend Fund	1.30%
Segall Bryant & Hamill Micro Cap Fund	1.30%
Segall Bryant & Hamill Fundamental International Small Cap Fund	1.50%
Segall Bryant & Hamill Quality High Yield Fund	0.85%
Segall Bryant & Hamill Plus Bond Fund	0.55%
Segall Bryant & Hamill Colorado Tax Free Fund	0.65%
Segall Bryant & Hamill Smid Cap Value Dividend Fund	1.20%
Segall Bryant & Hamill Municipal Opportunities Fund	0.65%